Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Monique Skruzny
(954) 689-3142
aolairr@aol.com

AOL LATIN AMERICA’S SECOND QUARTER 2003 NET LOSS NARROWS 33% FROM YEAR-AGO PERIOD

Reduced Cash Utilization

FORT LAUDERDALE, FL, August 5, 2003 – America Online Latin America, Inc. (NASDAQ: AOLA) today announced that its net loss for the quarter ended June 30, 2003, narrowed 33% from the same period a year ago and 4% from the first quarter of 2003. This represents the 12th straight quarter of narrowed losses and reflects an important reduction in cash utilization from the year-ago period. Additionally, AOL Latin America now believes its available cash will be sufficient to fund operations into mid-2004.

The Company’s second quarter 2003 net loss applicable to common stockholders totaled $29.9 million, or $0.22 per class A common share, basic and diluted, compared with a loss of $44.6 million, or $0.66 per share, for the quarter ended June 30, 2002. Shares used in the computation of earnings per share increased to 135.1 million from 67.1 million in the year-ago period as a result of the previously announced conversion of preferred stock to class A common stock in January 2003. The second-quarter loss also represents an improvement from the Company’s first quarter 2003 loss of $31.2 million, or $0.25 per share.

AOL Latin America’s net loss before dividends on preferred stock was $26.0 million in the second quarter, narrowing from a net loss of $39.9 million on the same basis a year ago and $28.2 million in the first quarter of 2003.

Total revenue was $17.7 million in the second quarter of 2003, down slightly from $18.5 million in the second quarter of 2002, due primarily to year-over-year weakness in advertising and other revenue as well as currency devaluation. However, the Company’s second-quarter 2003 total revenue increased from $16.3 million in the first quarter of 2003 as a result of currency appreciation and higher advertising revenue.

Subscription revenue totaled $15.9 million, down 2% from $16.2 million in the prior-year quarter, and up 6% from $15.0 million in the first quarter of 2003. Advertising and other revenue totaled $1.8 million in the second quarter of 2003, down 21% from $2.3 million in the quarter ended June 30, 2002, and up 36% from $1.3 million in the first quarter of 2003. Although advertising and other revenue increased from the first quarter of 2003, the Company expects continued softness in online advertising going forward.

AOL Latin America had approximately 625,000 members at June 30, 2003, down 170,000, or 21%, from 795,000 at the end of the first quarter of 2003. The decline was due in large part to the previously announced plan to terminate approximately 90,000 members of the Banco Itaú co-branded service who did not choose a paid plan as well as the termination of members who were not paying on a timely basis. As with the Company’s previous membership reports, the 625,000 total includes members participating in the services’ free trial periods as well as members of the co-branded Banco Itaú service. The Company now expects further declines in membership over the remainder of 2003. This is a result of expected further terminations during the third quarter of Itaú members who fail to select a paid plan, lower than expected registrations in a significant number of Banco Itaú branches under our revised marketing agreement with Itaú and the delayed implementation of the previously announced marketing agreement with McDonalds in Brazil until the third quarter of 2003.

Reduced Cash Utilization

Cash used in operating activities in the second quarter narrowed 63% to $14.1 million, an improvement from $38.0 million used in the prior-year period. This also represented an improvement of 7% from $15.1 million used in the first quarter of this year. The reductions in cash utilization were achieved primarily as a result of lower network costs, which were driven by our ability to negotiate better terms with major telecommunications providers as well as a resizing of our network to appropriately serve our paying member base. Lower marketing costs also helped improve operating cash utilization as the Company continued to focus its marketing efforts on a more targeted approach.

AOL Latin America, based on its current operating plan which it expects will result in further reductions to marketing and sales expenses as well as network costs, now believes its available cash will be sufficient to fund operations into mid-2004. Cash and cash equivalents totaled $45.9 million at June 30, 2003.

Charles Herington, President and CEO of AOL Latin America, said: “AOL Latin America’s net loss improved once again in the second quarter as we focused on the overall efficiency of our operations and – as always – on providing the highest quality interactive experience. We continued to work on reducing cash usage during the quarter and saw substantial improvement from last year’s performance in this important area. The Company is also moving forward with some exciting new initiatives, including a new marketing partnership with McDonald’s in Brazil that will provide online access in hundreds of McDonald’s locations throughout the country.”

For the first six months of the year, total revenue was $34.0 million, down from $36.7 million in the first half of 2002, driven by both lower advertising and other revenue and lower subscription revenues. Subscription revenue totaled $30.8 million, down 3% from $31.9 million in the six months ended June 30, 2002. Advertising and other revenue totaled $3.2 million in the six months ended June 30, 2003, down 34% from $4.8 million in the comparable period of 2002.

For the six months ended June 30, 2003, the net loss applicable to common stockholders was $61.1 million, or $0.47 per share of class A common stock, basic and diluted,

compared with a loss of $102.1 million, and $1.52 per share in the prior year period. Shares used in the computation of earnings per share increased from 67.1 to 130.2 million versus the year-ago period as a result of the conversion of preferred stock to class A common stock in January 2003.

Other Highlights

Over the past several months, AOL Latin America continued to make progress on several fronts, including:

NASDAQ Listing: The Company received notice from the NASDAQ Stock Market in July that it had regained compliance with the continued listing requirements of the NASDAQ SmallCap Market.

New AOL Version: During the second quarter, AOL Mexico debuted a newer version of AOL. In the first 30 days of the launch, more than 45% of the weekly sessions in Mexico used this new version. The most popular version of AOL to date in Mexico, it features updated software that provides improved ease-of-use, greater reliability and e-mail security and enhancements to popular AOL features such as e-mail, instant messaging and Buddy List ® features.

Content Programming: AOL Latin America continued to offer members a variety of high-value content features, announcing a new online chat service together with Claxson Interactive, giving consumers in Mexico and Argentina the opportunity to join a combined AOL and El Sitio chat community. In addition, AOL Latin America relaunched channels throughout the region with new services such as dictionaries and translators. AOL Puerto Rico held chats featuring political candidates and musicians as well as added new content such as Clase.net, a multi-platform educational service for youths, and Clasificados Online.com – Media Online Inc., a Spanish language online classifieds service.

Cannes Lions Award: AOL Brazil won a Silver Lion award at the recent Cannes Lions International Advertising Festival in France. The prestigious award recognized AOL Brazil’s creative efforts in developing an advertising promotion for its ecotourism site. Competing against advertising agencies and other Internet Service Providers, AOL Brazil was the only ISP to win an award in the Cyber category this year.

Interactive Marketing: The Company announced interactive marketing agreements with a number of global and regional brands, including: Editora Abril, one of the largest publishers in Brazil; Nestlé do Brasil; and Ford Motors in Brazil. Audi in Mexico chose AOL Mexico as its exclusive Internet platform to announce events and sports news, while Burger King of Mexico and Warner Music jointly launched an exciting set of promotions to win music-based prizes.

About AOL Latin America

America Online Latin America, Inc. (NASDAQ: AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service,

America Online Brazil, in November 1999, and began as a joint venture of America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc. (NYSE:AOL), and the Cisneros Group of Companies. Banco Itaú, a leading Brazilian bank is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships, regional experience and media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

Safe Harbor

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) our expectation that cash on hand will allow us to continue to finance operations into mid-2004, (ii) future membership levels and advertising revenue, (iii) the expected results of the revised agreement with Banco Itau and our agreement with McDonald’s Brazil, (iv) our focus on cash utilization and (v) future network, marketing and sales expenses. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K/A for the period ended December 31, 2002, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: our limited cash position, the impact our continued losses will have on our ability to finance our operations, the success of the co-branded Banco Itau service (including new marketing initiatives under the revised agreement with Banco Itau), the success of the marketing agreement with McDonald’s Brazil, currency exchange rates, the actions of our competitors, our ability to retain members, uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of our targeted marketing initiatives, macroeconomic developments in Brazil and Mexico and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

AMERICA ONLINE LATIN AMERICA, INC.
OPERATING INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In thousands, except per share information)
CONSOLIDATED CONDENSED OPERATING RESULTS AND EPS

Revenues:
Subscriptions	$15,864	$16,231	$30,822	$31,918
Advertising and commerce	1,821	2,315	3,158	4,786

Total revenues	17,685	18,546	33,980	36,704

Costs and expenses:
Cost of revenues	(14,954)	(26,353)	(31,523)	(58,762)
Sales and marketing	(17,412)	(24,123)	(33,951)	(54,567)
General and administrative	(6,841)	(6,466)	(13,806)	(15,152)

Total costs and expenses	(39,207)	(56,942)	(79,280)	(128,481)

Loss from operations	(21,522)	(38,396)	(45,300)	(91,777)
Other expense, net	(4,477)	(1,508)	(8,898)	(1,039)

Loss before income taxes	(25,999)	(39,904)	(54,198)	(92,816)
Income taxes	(29)	—	(2)	—

Net loss	(26,028)	(39,904)	(54,200)	(92,816)
Less: dividends on Series B and C preferred shares	(3,882)	(4,651)	(6,915)	(9,303)

Net loss applicable to common stockholders	$(29,910)	$(44,555)	$(61,115)	$(102,119)

Loss per common share, basic and diluted	$(0.22)	$(0.66)	$(0.47)	$(1.52)

Weighted average common shares outstanding	135,135	67,070	130,246	67,065

AMERICA ONLINE LATIN AMERICA, INC.

BALANCE SHEETS (In thousands)

	As of

	June 30	December 31,
	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,535	$74,586
Short-term money market investments	389	915

Total cash and cash equivalents	45,924	75,501
Trade accounts receivable, net of allowances	3,803	3,567
Other receivables	1,929	2,090
Prepaid expenses and other current assets	6,737	7,963

Total current assets	58,393	89,121
Property and equipment, net	5,649	6,983
Investments, including securities available-for-sale	155	158
Product development costs and other intangible assets, net	76	285
Other assets	5,336	3,727

TOTAL ASSETS	$69,609	$100,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
CURRENT LIABILITIES
Trade accounts payable	$4,060	$8,746
Payables to affiliates	3,907	6,893
Accrued expenses and other current liabilities	20,817	20,481

Total current liabilities	28,784	36,120
Senior convertible notes	160,000	160,000
Deferred revenue and other non-current liabilities	943	1,240

Total liabilities	189,727	197,360

STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
Preferred stock, common stock and additional paid-in capital, net of unearned services and accumulated other comprehensive loss	685,961	654,792
Accumulated deficit	(806,079)	(751,878)

Total stockholders’ equity (capital deficiency)	(120,118)	(97,086)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	$69,609	$100,274

CONSOLIDATED CONDENSED CASH FLOW (in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

OPERATING ACTIVITIES
Net loss	$(26,028)	$(39,904)	$(54,200)	$(92,816)
Net operating activity	11,967	1,856	25,011	10,990

Net cash used in operating activities	(14,061)	(38,048)	(29,189)	(81,826)
Net cash used in investing activities	(348)	(568)	(692)	(1,126)
Net cash provided by financing activities	—	27,999	—	45,340

Effect of exchange rate changes on cash and cash equivalents	(183)	(769)	304	(706)

Net decrease in cash and cash equivalents	(14,592)	(11,386)	(29,577)	(38,318)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	60,516	19,744	75,501	46,676

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45,924	$8,358	$45,924	$8,358